Exhibit 99

FOR IMMEDIATE RELEASE

July 1, 2015

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FOURTH QUARTER AND FULL YEAR

FISCAL 2015 RESULTS

Fiscal 2016 Plans Include Increased Levels of Core Brand Renovation, Strong New Product Innovation, and Continued Progress on Cost Savings Initiatives

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 31, 2015. Fiscal 2015 was a 53-week year, with the extra week falling in the fourth quarter.

Fourth Quarter Financial Summary

•	Net sales of $4.3 billion essentially matched year-ago levels. On a constant-currency basis, fourth-quarter net sales were up 6 percent.

•	Total segment operating profit increased 9 percent to $800 million. In constant currency, total segment operating profit increased 13 percent.

•	Diluted earnings per share (EPS) totaled 30 cents compared to 65 cents a year ago.

•	Adjusted diluted EPS of 75 cents rose 12 percent from 67 cents in last year’s fourth quarter. On a constant-currency basis, adjusted diluted EPS increased 18 percent. The extra week contributed approximately 4 cents to adjusted diluted EPS.

Fiscal 2015 Financial Summary

•	Net sales declined 2 percent to $17.6 billion. On a constant-currency basis, net sales increased 1 percent.

•	Total segment operating profit declined 4 percent to $3.0 billion. In constant currency, total segment operating profit declined 2 percent.

•	Diluted EPS totaled $1.97 compared to $2.83 a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $2.86 in fiscal 2015, up 1 percent from $2.82 a year ago. On a constant-currency basis, adjusted diluted EPS increased 4 percent.

•	Cash returned to shareholders in fiscal 2015 totaled $2.2 billion, including an 8 percent increase in dividends paid per share and share repurchases that reduced average diluted shares outstanding by 4 percent.

Constant-currency net sales, total segment operating profit, total segment operating profit growth rate in constant currency, adjusted diluted EPS, and adjusted diluted EPS growth rate in constant currency are each non-GAAP measures. Please see Note 10 to the Consolidated Financial Statements below for reconciliation of these measures to the relevant GAAP measures.

Chairman and Chief Executive Officer Ken Powell said, “General Mills fiscal 2015 operating performance was mixed. Our Convenience Stores & Foodservice segment recorded good sales growth, increased its operating profit margin, and delivered record profit results. Our International segment also achieved good margin expansion and profit growth in constant currency. However, sales and profit declined for U.S. Retail – our largest operating segment. We returned our U.S. yogurt business to growth, and our brands gained share in categories representing 65 percent of our U.S. Retail measured sales volume, but overall sales trends reflected the impact of changing consumer food preferences.

“Our actions to respond to evolving consumer food interests – including bolstering our natural and organic portfolio with the addition of Annie’s – helped strengthen our business performance in the second half of the year,” Powell continued. “This Consumer First product and marketing focus, combined with our significant productivity and cost-savings programs, positions General Mills to deliver stronger growth in 2016.”

Fourth Quarter Results

Fourth-quarter net sales of $4.3 billion essentially matched year-ago levels. Pound volume contributed 3 points of net sales growth, including incremental contributions from the Annie’s organic foods business acquired in October 2014 and an extra week in this year’s period. Net price realization and mix also contributed 3 points of growth. These factors were offset by a 6 point reduction in net sales from foreign currency exchange effects. On a constant-currency basis, net sales increased 6 percent. Adjusted gross margin, which excludes mark-to-market effects and certain other items affecting comparability, increased 70 basis points due to net price realization (please see Note 10 below for reconciliation of this non-GAAP measure). Selling, general, and administrative expenses declined due to a 6 percent decrease in advertising and media expense, and savings from restructuring actions (please see Note 6 for more information on our restructuring actions). Total segment operating profit increased 9 percent to $800 million. The company recorded an intangible asset impairment charge of $260 million, a $79 million charge related to the repatriation of foreign earnings, and restructuring and project-related charges totaling $35 million pretax (please see Note 3, Note 9, and Note 6 below for more information on these charges). Net earnings attributable to General Mills totaled $187 million and diluted EPS totaled 30 cents. Adjusted diluted EPS, which excludes certain items affecting comparability, totaled 75 cents for the fourth quarter, up 12 percent from 67 cents a year ago. On a constant-currency basis, fourth-quarter adjusted diluted EPS increased 18 percent.

Full Year Results

Fiscal 2015 net sales decreased 2 percent to $17.6 billion. Pound volume reduced net sales growth by 1 percent, including incremental contribution from the extra week. Net price realization and mix contributed 2 points of net sales growth. This was offset by a 3 point reduction in net sales growth from foreign currency exchange effects. On a constant-currency basis, net sales increased 1 percent. Adjusted gross margin declined 70 basis points, reflecting volume deleverage. Selling, general, and administrative expenses decreased 4 percent due to a 5 percent decrease in advertising and media expense, along with savings from restructuring actions. Total segment operating profit declined 4 percent to $3.0 billion. Restructuring, impairment, and other exit costs, along with project-related costs recorded in cost of sales, totaled $617 million. Fiscal 2015 net earnings attributable to General Mills totaled $1.2 billion and diluted EPS totaled $1.97. Adjusted diluted EPS totaled $2.86 in fiscal 2015, up 1 percent from $2.82 earned last year. On a constant-currency basis, adjusted diluted EPS increased 4 percent.

Contributions from the 53rd Week

General Mills estimates that the extra week contributed roughly 1 point of net sales growth in fiscal 2015, and 6 points of net sales growth in the fourth quarter. Earnings contributed by the extra week totaled approximately $0.04 per diluted share.

U.S. Retail Segment Results

Fiscal 2015 net sales for General Mills’ U.S. Retail segment declined 1 percent to $10.5 billion, reflecting lower pound volume. Annie’s contributed 1 point of net sales growth and 1 point of pound volume growth. The Snacks and Yogurt operating units led U.S. Retail sales performance for the year. Cereal unit net sales declined, but the company’s brands increased their share of U.S. cereal category sales. Advertising and media expense was 6 percent below last year’s level. U.S. Retail operating profit declined 7 percent to $2.2 billion.

Fourth-quarter net sales for the U.S. Retail segment increased 5 percent to $2.5 billion. Pound volume contributed 3 points to net sales growth, while net price realization and mix added another 2 points. Segment operating profit totaled $565 million, 13 percent above year-ago results.

International Segment Results

Fiscal 2015 net sales for General Mills’ consolidated international businesses declined 5 percent to $5.1 billion due to foreign currency exchange effects. Pound volume essentially matched year-ago levels, and net price realization and mix contributed 6 points of net sales growth. Foreign-currency translation effects reduced net sales growth by 11 points. On a constant-currency basis, International segment net sales increased 6 percent overall, including gains of 17 percent in Latin America, 5 percent in the Asia / Pacific region, and 5 percent in Europe. Constant-currency net sales in Canada essentially matched year-ago levels. Advertising and media expense for the segment declined 5 percent. International operating profit totaled $523 million, down 2 percent as reported but up 9 percent in constant currency (please see Note 10 below for reconciliation of these non-GAAP measures).

In the fourth quarter, International segment net sales totaled $1.2 billion, down 9 percent compared to the prior year, as foreign currency exchange effects reduced net sales growth by 18 points. On a constant-currency basis, net sales increased 9 percent. Pound volume added 2 points of net sales growth, while net price realization and mix added 7 points. Fourth-quarter International segment operating profit totaled $134 million, down 8 percent as reported but up 12 percent on a constant-currency basis (please see Note 10 below).

Convenience Stores and Foodservice Segment Results

Fiscal 2015 net sales for the Convenience Stores and Foodservice segment totaled $2.0 billion, 4 percent above prior-year results. Pound volume added 1 point of net sales growth, while net price realization and mix added 3 points. The yogurt, frozen breakfast, snacks, and cereal platforms led net sales growth for the year. Segment operating profit totaled $353 million, an increase of 15 percent.

In the fourth quarter, Convenience Stores and Foodservice net sales grew 4 percent to $527 million, driven by increases in pound volume. Segment operating profit rose 17 percent to $101 million reflecting the extra week and favorable business mix.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures in fiscal 2015 declined 6 percent to $84 million, reflecting unfavorable foreign currency exchange and an asset impairment charge at CPW in South Africa. Constant-currency after-tax earnings from joint ventures essentially matched year-ago levels. Constant-currency net sales declined 2 percent for CPW but grew 6 percent for HDJ. In the fourth quarter, after-tax earnings from joint ventures totaled $18 million, up 9 percent as reported and up 23 percent in constant currency (please see Note 10 below for reconciliation of these non-GAAP measures).

Other Income Statement Items

Unallocated corporate items totaled $414 million net expense in 2015, compared to $258 million net expense in 2014. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $227 million net expense this year compared to $245 million net expense a year ago (please see Note 7 below for more information on unallocated corporate items).

Restructuring, impairment, and other exit costs totaled $544 million in 2015 compared to $4 million in 2014. An additional $60 million of restructuring charges and $13 million of project-related charges were recorded in cost of sales.

Net interest expense in 2015 totaled $315 million, an increase of 4 percent from the prior-year level reflecting a higher debt level partially offset by a lower average interest rate. The effective tax rate for 2015 was 33.3 percent, including a charge in the fourth quarter related to the repatriation of foreign earnings (please see Note 9 below for more information on our effective tax rate). Excluding that charge and certain other items affecting comparability of results, the effective tax rate was 30.5 percent in 2015, compared to 32.2 percent in fiscal 2014. For the fourth quarter, the effective tax rate excluding items affecting comparability was 28.4 percent in 2015 compared to 29.7 percent last year (please see Note 10 below for reconciliation of these non-GAAP measures).

Cash Flow Items

Cash provided by operating activities totaled $2.5 billion in 2015, essentially matching the previous year. Capital investments totaled $712 million, including investments to launch gluten free Cheerios in the U.S. and Yoplait in China in fiscal 2016. Dividends paid increased to $1.0 billion. General Mills repurchased approximately 22 million shares of common stock in 2015 for a total of $1.2 billion. Average diluted shares outstanding declined 4 percent in 2015 to 619 million.

Update on Cost Savings Initiatives

On June 25, 2015, General Mills announced Project Compass, a new initiative designed to enable our International segment to accelerate long-term growth through increased organizational effectiveness and reduced administrative expense. The company expects this initiative to generate $25 to $30 million in savings in fiscal 2016, and annual savings of $45 to $50 million by fiscal 2017. The company now anticipates the combination of Project Compass and the cost-reduction projects initiated in fiscal 2015 will generate cost savings of $285 to $310 million in fiscal 2016 and more than $400 million by fiscal 2017 (please see Note 6 below for more information).

Outlook

“Where we had consumer-focused news and innovation on our brands in fiscal 2015, we generated growth,” Powell said. “We expect to expand the impact of our Consumer First strategic focus across our worldwide operations in fiscal 2016 to generate sustainable topline growth. Our plans include a strong line-up of core brand renovation and new product innovation. We will have six months of incremental contribution from the Annie’s business. And we will drive significant productivity from our ongoing Holistic Margin Management (HMM) program and our new cost-savings initiatives.” General Mills anticipates the combination of HMM and cost savings projects will more than offset input cost inflation, estimated at 2 percent for 2016.

On a constant-currency basis, General Mills fiscal 2016 net sales are expected to essentially match the 2015 levels that included a 53rd week. Total segment operating profit is expected to grow at a low single-digit rate in constant currency. Constant-currency adjusted diluted EPS is expected to grow at a mid single-digit rate from the base of $2.86 earned in fiscal 2015. At current exchange rates, the company estimates a 4-cent headwind to fiscal 2016 adjusted diluted EPS from currency translation.

General Mills will hold a briefing for investors today, July 1, 2015, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2015	% Change	2014	% Change	2013
	(Unaudited)
Net sales	$17,630.3	(1.6%)	$17,909.6	0.8%	$17,774.1
Cost of sales	11,681.1	1.2%	11,539.8	1.7%	11,350.2
Selling, general, and administrative expenses	3,328.0	(4.2%)	3,474.3	(2.2%)	3,552.3
Divestiture (gain)	—	NM	(65.5)	NM	—
Restructuring, impairment, and other exit costs	543.9	NM	3.6	NM	19.8

Operating profit	2,077.3	(29.8%)	2,957.4	3.7%	2,851.8
Interest, net	315.4	4.3%	302.4	(4.6%)	316.9

Earnings before income taxes and after-tax earnings from joint ventures	1,761.9	(33.6%)	2,655.0	4.7%	2,534.9
Income taxes	586.8	(33.6%)	883.3	19.2%	741.2
After-tax earnings from joint ventures	84.3	(5.9%)	89.6	(9.3%)	98.8

Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,259.4	(32.3%)	1,861.3	(1.6%)	1,892.5
Net earnings attributable to redeemable and noncontrolling interests	38.1	3.2%	36.9	(1.1%)	37.3

Net earnings attributable to General Mills	$1,221.3	(33.1%)	$1,824.4	(1.7%)	$1,855.2

Earnings per share—basic	$2.02	(30.3%)	$2.90	1.4%	$2.86

Earnings per share—diluted	$1.97	(30.4%)	$2.83	1.4%	$2.79

Dividends per share	$1.67	7.7%	$1.55	17.4%	$1.32

	Fiscal Year
	2015	Basis Pt Change	2014	Basis Pt Change	2013
Comparisons as a % of net sales:
Gross margin	33.7%	(190)	35.6%	(50)	36.1%
Selling, general, and administrative expenses	18.9%	(50)	19.4%	(60)	20.0%
Operating profit	11.8%	(470)	16.5%	50	16.0%
Net earnings attributable to General Mills	6.9%	(330)	10.2%	(20)	10.4%

	Fiscal Year
	2015	Basis Pt Change	2014	Basis Pt Change	2013
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	34.7%	(70)	35.4%	(80)	36.2%
Adjusted operating profit	15.9%	(30)	16.2%	(10)	16.3%
Adjusted net earnings attributable to General Mills	10.0%	(20)	10.2%	—	10.2%

(a)	See Note 10 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 31, 2015	May 25, 2014	% Change
Net sales	$4,298.8	$4,283.8	0.4%
Cost of sales	2,783.3	2,801.4	(.6%)
Selling, general, and administrative expenses	825.9	865.9	(4.6%)
Divestiture (gain)	—	(65.5)	NM
Restructuring, impairment, and other exit costs	266.0	0.1	NM

Operating profit	423.6	681.9	(37.9%)
Interest, net	79.6	79.4	0.2%

Earnings before income taxes and after-tax earnings from joint ventures	344.0	602.5	(42.9%)
Income taxes	164.3	203.7	(19.3%)
After-tax earnings from joint ventures	18.1	16.6	9.0%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	197.8	415.4	(52.4%)
Net earnings attributable to redeemable and noncontrolling interests	11.0	10.8	1.8%

Net earnings attributable to General Mills	$186.8	$404.6	(53.8%)

Earnings per share—basic	$0.31	$0.66	(53.0%)

Earnings per share—diluted	$0.30	$0.65	(53.8%)

Dividends per share	$0.44	$0.41	7.3%

	Quarter Ended
	May 31, 2015	May 25, 2014	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	35.3%	34.6%	70
Selling, general, and administrative expenses	19.2%	20.2%	(100)
Operating profit	9.9%	15.9%	(600)
Net earnings attributable to General Mills	4.3%	9.4%	(510)

	Quarter Ended
	May 31, 2015	May 25, 2014	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	35.7%	35.0%	70
Adjusted operating profit	16.7%	15.7%	100
Adjusted net earnings attributable to General Mills	10.8%	9.9%	90

(a)	See Note 10 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2015	% Change	2014	% Change	2013
	(Unaudited)
Net sales:
U.S. Retail	$10,507.0	(0.9)%	$10,604.9	(0.1)%	$10,614.9
International	5,128.2	(4.8)%	5,385.9	3.6%	5,200.2
Convenience Stores and Foodservice	1,995.1	4.0%	1,918.8	(2.1)%	1,959.0

Total	$17,630.3	(1.6)%	$17,909.6	0.8%	$17,774.1

Operating profit:
U.S. Retail	$2,159.3	(6.6)%	$2,311.5	(3.4)%	$2,392.9
International	522.6	(2.3)%	535.1	3.8%	515.4
Convenience Stores and Foodservice	353.1	14.9%	307.3	(2.3)%	314.6

Total segment operating profit	3,035.0	(3.8)%	3,153.9	(2.1)%	3,222.9
Unallocated corporate items	413.8	60.1%	258.4	(26.4)%	351.3
Divestiture (gain)	—	NM	(65.5)	NM	—
Restructuring, impairment, and other exit costs	543.9	NM	3.6	NM	19.8

Operating profit	$2,077.3	(29.8)%	$2,957.4	3.7%	$2,851.8

	Quarter Ended
	May 31, 2015	May 25, 2014	% Change
Net sales:
U.S. Retail	$2,549.2	$2,436.9	4.6%
International	1,222.1	1,339.4	(8.8)%
Convenience Stores and Foodservice	527.5	507.5	3.9%

Total	$4,298.8	$4,283.8	0.4%

Operating profit:
U.S. Retail	$565.2	$501.4	12.7%
International	133.9	145.8	(8.2)%
Convenience Stores and Foodservice	100.6	85.9	17.1%

Total segment operating profit	799.7	733.1	9.1%
Unallocated corporate items	110.1	116.6	(5.6)%
Divestiture (gain)	—	(65.5)	NM
Restructuring, impairment, and other exit costs	266.0	0.1	NM

Operating profit	$423.6	$681.9	(37.9)%

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 31, 2015	May 25, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$334.2	$867.3
Receivables	1,386.7	1,483.6
Inventories	1,540.9	1,559.4
Deferred income taxes	100.1	74.1
Prepaid expenses and other current assets	423.8	409.1

Total current assets	3,785.7	4,393.5
Land, buildings, and equipment	3,783.3	3,941.9
Goodwill	8,874.9	8,650.5
Other intangible assets	4,677.0	5,014.3
Other assets	843.6	1,145.5

Total assets	$21,964.5	$23,145.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,684.0	$1,611.3
Current portion of long-term debt	1,000.4	1,250.6
Notes payable	615.8	1,111.7
Other current liabilities	1,589.9	1,449.9

Total current liabilities	4,890.1	5,423.5
Long-term debt	7,607.7	6,423.5
Deferred income taxes	1,550.3	1,666.0
Other liabilities	1,744.8	1,643.2

Total liabilities	15,792.9	15,156.2

Redeemable interest	778.9	984.1
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,296.7	1,231.8
Retained earnings	11,990.8	11,787.2
Common stock in treasury, at cost, shares of 155.9 and 142.3	(6,055.6)	(5,219.4)
Accumulated other comprehensive loss	(2,310.7)	(1,340.3)

Total stockholders’ equity	4,996.7	6,534.8
Noncontrolling interests	396.0	470.6

Total equity	5,392.7	7,005.4

Total liabilities and equity	$21,964.5	$23,145.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2015	2014
	(Unaudited)
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,259.4	$1,861.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	588.3	585.4
After-tax earnings from joint ventures	(84.3)	(89.6)
Distributions of earnings from joint ventures	72.6	90.5
Stock-based compensation	106.4	108.5
Deferred income taxes	25.3	172.5
Tax benefit on exercised options	(74.6)	(69.3)
Pension and other postretirement benefit plan contributions	(49.5)	(49.7)
Pension and other postretirement benefit plan costs	91.3	124.1
Divestiture (gain)	—	(65.5)
Restructuring, impairment, and other exit costs	531.1	(18.8)
Changes in current assets and liabilities, excluding the effects of acquisitions	214.7	(32.2)
Other, net	(137.9)	(76.2)

Net cash provided by operating activities	2,542.8	2,541.0

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(712.4)	(663.5)
Acquisitions, net of cash acquired	(822.3)	—
Investments in affiliates, net	(102.4)	(54.9)
Proceeds from disposal of land, buildings, and equipment	11.0	6.6
Proceeds from divestiture	—	121.6
Exchangeable note	27.9	29.3
Other, net	(4.0)	(0.9)

Net cash used by investing activities	(1,602.2)	(561.8)

Cash Flows—Financing Activities
Change in notes payable	(509.8)	572.9
Issuance of long-term debt	2,253.2	1,673.0
Payment of long-term debt	(1,145.8)	(1,444.8)
Proceeds from common stock issued on exercised options	163.7	108.1
Tax benefit on exercised options	74.6	69.3
Purchases of common stock for treasury	(1,161.9)	(1,745.3)
Dividends paid	(1,017.7)	(983.3)
Addition of noncontrolling interest	—	17.6
Distributions to noncontrolling and redeemable interest holders	(25.0)	(77.4)
Other, net	(16.1)	(14.2)

Net cash used by financing activities	(1,384.8)	(1,824.1)

Effect of exchange rate changes on cash and cash equivalents	(88.9)	(29.2)

Increase (decrease) in cash and cash equivalents	(533.1)	125.9
Cash and cash equivalents—beginning of year	867.3	741.4

Cash and cash equivalents—end of year	$334.2	$867.3

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$6.8	$(41.0)
Inventories	(24.2)	(88.3)
Prepaid expenses and other current assets	(50.5)	10.5
Accounts payable	145.8	191.5
Other current liabilities	136.8	(104.9)

Changes in current assets and liabilities	$214.7	$(32.2)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Certain reclassifications to our previously reported financial information have been made to conform to the current period presentation.

Beginning in the first quarter of fiscal 2015, we changed how we assess operating segment performance to exclude the asset and liability remeasurement impact of hyperinflationary economies. This impact is now included in unallocated corporate items. All periods presented have been changed to conform to this presentation.

(2)	Beginning with the second quarter of fiscal 2015, we realigned certain operating units within our U.S. Retail operating segment. We also changed the name of our Yoplait operating unit to Yogurt and our Big G operating unit to Cereal. Frozen Foods transitioned into Meals and Baking Products. Small Planet Foods transitioned into Snacks, Cereal, and Meals. The Yogurt operating unit was unchanged. We revised the amounts previously reported in the net sales percentage change by operating unit within our U.S. Retail segment. These realignments had no effect on previously reported consolidated net sales, operating segments’ net sales, operating profit, segment operating profit, net earnings attributable to General Mills or earnings per share.

(3)	At the end of the fourth quarter of fiscal 2015, we made a strategic decision to redirect certain resources supporting our Green Giant business in our U.S. Retail segment to other businesses within the segment. Therefore, future sales and profitability projections in our long range plan for this business declined. As a result of this triggering event, we performed an interim impairment assessment of the Green Giant brand intangible asset as of May 31, 2015 and determined that the fair value of the brand intangible asset no longer exceeded the carrying value of the asset. Significant assumptions used in that assessment included our updated long-range cash flow projections for the Green Giant business, an updated royalty rate, a weighted-average cost of capital, and a tax rate. We recorded a $260 million impairment charge in restructuring, impairment, and other exit costs in the fourth quarter of fiscal 2015 related to this asset.

(4)	Venezuela is a highly inflationary economy and, we remeasure the value of the assets and liabilities of our Venezuelan subsidiary based on the exchange rate at which we expect to remit dividends in U.S. dollars. In February 2014, the Venezuelan government established a new foreign exchange market mechanism (SICAD 2) and at that time indicated that it would be the market through which U.S. dollars would be obtained for the remittance of dividends. On February 12, 2015, the Venezuelan government replaced SICAD 2 with a new foreign exchange market mechanism (SIMADI). We expect to be able to access U.S. dollars through the SIMADI market. SIMADI has significantly higher foreign exchange rates than those available through the other foreign exchange mechanisms. In fiscal 2015, we recorded an $8 million foreign exchange loss in unallocated corporate items resulting from the remeasurement of assets and liabilities of our Venezuelan subsidiary at the SIMADI rate of 199 bolivars per U.S. dollar. Our Venezuela operations represent less than 1 percent of our consolidated assets, liabilities, net sales, and segment operating profit. As of May 31, 2015, we had $0.3 million of non-U.S. dollar cash balances in Venezuela.

(5)	On October 21, 2014, we acquired Annie’s, Inc. (Annie’s), a publicly traded food company headquartered in Berkeley, California, for an aggregate purchase price of $821.2 million, which we funded by issuing debt. We consolidated Annie’s into our Consolidated Balance Sheets and recorded goodwill of $589.8 million, an indefinite lived intangible asset for the Annie’s brand of $244.5 million and a finite lived customer relationship asset of $23.9 million. The pro forma effects of this acquisition were not material.

During the fourth quarter of fiscal 2014, we sold certain grain elevators in our U.S. Retail segment for $124.0 million in cash and recorded a pre-tax gain of $65.5 million.

(6)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were classified as follows:

	Quarter Ended		Fiscal
In Millions	May 31, 2015	May 25, 2014	2015	2014
Cost of sales	$19.1	$—	$59.6	$—
Restructuring, impairment, and other exit costs	6.0	0.1	283.9	3.6

Total restructuring charges	25.1	0.1	343.5	3.6

Project-related costs classified in cost of sales	$9.7	$—	$13.2	$—

During the second quarter of fiscal 2015, we approved Project Catalyst, a restructuring plan to increase organizational effectiveness and reduce overhead expense. In connection with this project, we expect to eliminate approximately 800 positions primarily in the United States. We expect to incur approximately $148 million of net expenses relating to these actions of which approximately $118 million will be cash. These actions were largely completed in fiscal 2015.

Project Century (Century) is a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. In addition to the actions taken at certain facilities described below, we incurred $17 million of restructuring charges in fiscal 2015 related to Century of which $6 million was cash.

As part of Century, we approved actions in the third quarter of fiscal 2015 to reduce our refrigerated dough capacity and exit our Midland, Ontario, Canada and New Albany, Indiana facilities, which support our U.S. Retail, International, and Convenience Stores and Foodservice supply chains. The Midland action will affect approximately 100 positions and we expect to incur approximately $21 million of net expenses relating to this action, of which approximately $12 million will be cash. We recorded $6 million of restructuring charges relating to this action in fiscal 2015. The New Albany action will affect approximately 400 positions and we expect to incur approximately $84 million of net expenses relating to this action of which approximately $44 million will be cash. We recorded $51 million of restructuring charges relating to this action in fiscal 2015. We anticipate these actions will be completed by the end of fiscal 2018.

During the second quarter of fiscal 2015, we approved a restructuring plan to consolidate yogurt manufacturing capacity and exit our Methuen, Massachusetts facility in our U.S. Retail and Convenience Stores and Foodservice supply chains as part of Century. This action will affect approximately 250 positions. We recorded $44 million of restructuring charges in fiscal 2015. We expect to incur approximately $69 million of net expenses relating to this action of which approximately $18 million will be cash. We expect this action to be completed by the end of fiscal 2016.

Also as part of Century, during the second quarter of fiscal 2015, we approved a restructuring plan to eliminate excess cereal and dry mix capacity and exit our Lodi, California facility in our U.S. Retail supply chain. This action will affect approximately 430 positions. We recorded $63 million of restructuring charges in fiscal 2015. We expect to incur approximately $102 million of net expenses relating to this action of which approximately $41 million will be cash. We expect this action to be completed by the end of fiscal 2016.

During the first quarter of fiscal 2015, we approved a plan to combine certain Yoplait and General Mills operational facilities within our International segment to increase efficiencies and reduce costs. This action will affect approximately 240 positions. We recorded $13.9 million of restructuring charges in fiscal 2015. We expect to incur approximately $15 million of net expenses relating to this action and to make approximately $14 million in cash payments. We expect this action to be completed by the end of fiscal 2016.

In fiscal 2015, we paid $64 million in cash related to restructuring initiatives.

In addition to restructuring charges, we expect to incur approximately $65 million of additional project-related costs, which will be recorded in cost of sales, all of which will be cash. We recorded $13 million in cost of sales for project-related costs in fiscal 2015.

Restructuring charges and project-related costs are summarized as follows:

	As Reported				Estimated
In Millions	Fiscal 2015		Fiscal 2014		Future		Total		Savings (b)
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Total Century (a)	$181.8	$12.0	$—	$—	$111	$109	$293	$121
Catalyst	148.4	45.0	—	—	—	73	148	118
International	13.9	6.5	1.0	6.0	1	8	15	14
Other	(0.6)	0.1	2.6	16.4	—	—	—	—

Total restructuring charges (a)	343.5	63.6	3.6	22.4	112	190	456	253
Project-related costs	13.2	9.7	—	—	52	55	65	65

Restructuring charges and project-related costs	$356.7	$73.3	$3.6	$22.4	$164	$245	$521	$318

Future cumulative annual savings									$350

(a) Includes $59.6 million of restructuring charges recorded in cost of sales during fiscal 2015.

(b) Cumulative annual savings estimated by fiscal 2017. Includes savings from SG&A cost reduction projects.

Subsequent to our fiscal 2015 year end, in the first quarter of fiscal 2016, we approved Project Compass, a restructuring plan designed to enable our International segment to accelerate long-term growth through increased organizational effectiveness and reduced administrative expense. In connection with this initiative, we expect to eliminate approximately 675 to 725 positions. We expect to record total restructuring charges of approximately $57 to $62 million pre-tax, primarily reflecting one-time employee termination benefits, of which approximately $54 to $57 million will be recorded in the first quarter of fiscal 2016. We expect approximately $54 to $59 million of the total expense will result in future cash expenditures. These restructuring actions are expected to be completed by the end of fiscal 2017. We expect that these actions will generate annual cost savings of approximately $45 to $50 million, with approximately $25 to $30 million of cost savings being realized in fiscal 2016.

(7)	For the fourth quarter of fiscal 2015, unallocated corporate expense totaled $110 million compared to $116 million in the same period last year. We recorded $19 million of restructuring charges and $10 million of restructuring initiative project-related costs in costs of sales in the fourth quarter of fiscal 2015. We also recorded $8 million of integration costs resulting from the acquisition of Annie’s and an $1 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary in the fourth quarter of fiscal 2015 compared to $62 million in the prior year. We recorded an $8 million net decrease in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2015, compared to a $6 million net decrease in expense in the fourth quarter of fiscal 2014.

For fiscal 2015, unallocated corporate expense totaled $414 million compared to $258 million last year. In fiscal 2015 we recorded a $90 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $49 million net decrease in expense last year. In addition, we recorded $60 million of restructuring charges, and $13 million of restructuring initiative project-related costs in cost of sales in fiscal 2015. We recorded an $8 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary compared to $62 million in fiscal 2014. We also recorded $16 million of integration costs resulting from the acquisition of Annie’s in fiscal 2015.

(8)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 31, 2015	May 25, 2014	2015	2014	2013
Net earnings attributable to General Mills	$186.8	$404.6	$1,221.3	$1,824.4	$1,855.2

Average number of common shares—basic EPS	599.9	614.8	603.3	628.6	648.6
Incremental share effect from: (a)
Stock options	10.8	12.3	11.3	12.3	12.0
Restricted stock, restricted stock units, and other	4.2	5.1	4.2	4.8	5.0

Average number of common shares—diluted EPS	614.9	632.2	618.8	645.7	665.6

Earnings per share—basic	$0.31	$0.66	$2.02	$2.90	$2.86
Earnings per share—diluted	$0.30	$0.65	$1.97	$2.83	$2.79

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(9)	Our consolidated effective tax rate for fiscal 2015 of 33.3 percent was consistent with fiscal 2014. We incurred a 4 percentage point increase in our fiscal 2015 tax rate related to the repatriation of $606 million of foreign earnings. We expect to make $24 million in cash tax payments related to this action. This was offset by changes in earnings mix by country, certain favorable discrete items, and favorable state tax rate changes.

(10)	We have included ten measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) constant-currency net sales growth rates, (2) diluted EPS excluding certain items affecting comparability, (3) diluted EPS excluding certain items affecting comparability growth rate on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rate, (6) constant-currency International segment operating profit growth rate, (7) constant-currency net sales growth rate for our International segment in total and by region, (8) constant-currency after-tax earnings from joint ventures, (9) earnings comparisons as a percent of net sales excluding certain items affecting comparability, and (10) effective income tax rate excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Constant-currency net sales growth rates follow:

	Quarter Ended May 31, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Total Net Sales	Flat	(6	)pts	6%

	Fiscal Year Ended May 31, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Total Net Sales	(2)%	(3	)pts	1%

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rates follow:

	Quarter Ended				Fiscal Year
Per Share Data	May 31, 2015	May 25, 2014	Change		2015	2014	Change
Diluted earnings per share, as reported	$0.30	$0.65	(54)%		$1.97	$2.83	(30)%
Mark-to-market effects (a)	(0.01)	(0.01)			0.09	(0.05)
Divestiture (gain), net (b)	—	(0.06)			—	(0.06)
Tax item (c)	0.13	—			0.13	—
Acquisition integration costs (b)	0.01	—			0.02	—
Venezuela currency devaluation (d)	—	0.09			0.01	0.09
Restructuring costs (e)	0.03	—			0.35	0.01
Project-related costs (e)	0.01	—			0.01	—
Intangible asset impairment (f)	0.28	—			0.28	—

Diluted earnings per share, excluding certain items affecting comparability	$0.75	$0.67	12%		$2.86	$2.82	1%

Foreign currency exchange impact			(6	)pts			(3	)pts

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			18%				4%

(a)	See Note 7.
(b)	See Note 5.
(c)	See Note 9.
(d)	See Note 4.
(e)	See Note 6.
(f)	See Note 3.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rates follow:

	Quarter Ended		Fiscal
	May 31, 2015		2015
Percentage change in total segment operating profit as reported	9%		(4)%
Impact of foreign currency exchange	(4	)pts	(2	)pts

Percentage change in total segment operating profit on constant-currency basis	13%		(2)%

Constant-currency International segment operating profit growth rates follow:

	Quarter Ended		Fiscal
	May 31, 2015		2015
Percentage change in International segment operating profit as reported	(8)%		(2)%
Impact of foreign currency exchange	(20	)pts	(11	)pts

Percentage change in International segment operating profit on constant-currency basis	12%		9%

Constant-currency International net sales growth rates follow:

	Quarter Ended May 31, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Total International	(9)%	(18	)pts	9%

	Fiscal Year Ended May 31, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Total International	(5)%	(11	)pts	6%

Constant-currency after-tax earnings from joint ventures follow:

	Quarter Ended May 31, 2015
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Total Joint Ventures	9%	(14	)pts	23%

	Fiscal Year Ended May 31, 2015
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Total Joint Ventures	(6)%	(6	)pts	Flat

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	May 31, 2015		May 25, 2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,515.5	35.3%	$1,482.4	34.6%
Mark-to-market effects (b)	(8.3)	(0.2)%	(5.5)	(0.1)%
Venezuela currency devaluation (e)	0.3	—%	22.6	0.5%
Restructuring costs (f)	19.1	0.4%	—	—%
Project-related costs (f)	9.7	0.2%	—	—%

Adjusted gross margin	$1,536.3	35.7%	$1,499.5	35.0%

Operating profit as reported	$423.6	9.9%	$681.9	15.9%
Mark-to-market effects (b)	(8.3)	(0.2)%	(5.5)	(0.1)%
Divestiture (gain), net (c)	—	—%	(65.5)	(1.5)%
Acquisition integration costs (c)	8.4	0.2%	—	—%
Venezuela currency devaluation (e)	0.8	—%	62.2	1.4%
Restructuring costs (f)	25.1	0.6%	0.1	—%
Project-related costs (f)	9.7	0.2%	—	—%
Intangible asset impairment (g)	260.0	6.0%	—	—%

Adjusted operating profit	$719.3	16.7%	$673.2	15.7%

Net earnings attributable to General Mills as reported	$186.8	4.3%	$404.6	9.4%
Mark-to-market effects, net of tax (b)	(5.2)	(0.1)%	(3.4)	(0.1)%
Divestiture (gain), net of tax(c)	—	—%	(36.0)	(0.8)%
Tax item (d)	78.6	1.8%	—	—%
Acquisition integration costs, net of tax (c)	5.2	0.1%	—	—%
Venezuela currency devaluation, net of tax (e)	0.8	—%	57.8	1.4%
Restructuring costs, net of tax (f)	15.9	0.4%	0.5	—%
Project-related costs, net of tax (f)	6.1	0.2%	—	—%
Intangible asset impairment, net of tax (g)	176.9	4.1%	—	—%

Adjusted net earnings attributable to General Mills	$465.1	10.8%	$423.5	9.9%

(a)	Net sales less cost of sales.
(b)	See Note 7.
(c)	See Note 5.
(d)	See Note 9.
(e)	See Note 4.
(f)	See Note 6.
(g)	See Note 3.

	Fiscal Year
In Millions	2015		2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$5,949.2	33.7%	$6,369.8	35.6%
Mark-to-market effects (b)	89.7	0.5%	(48.5)	(0.3)%
Venezuela currency devaluation (e)	3.2	—%	22.6	0.1%
Restructuring costs (f)	59.6	0.4%	—	—%
Project-related costs (f)	13.2	0.1%	—	—%

Adjusted gross margin	$6,114.9	34.7%	$6,343.9	35.4%

Operating profit as reported	$2,077.3	11.8%	$2,957.4	16.5%
Mark-to-market effects (b)	89.7	0.5%	(48.5)	(0.3)%
Divestiture (gain), (c)	—	—%	(65.5)	(0.4)%
Acquisition integration costs (c)	16.0	0.1%	—	—%
Venezuela currency devaluation (e)	8.0	—%	62.2	0.4%
Restructuring costs (f)	343.5	1.9%	3.6	—%
Project-related costs (f)	13.2	0.1%	—	—%
Intangible asset impairment (g)	260.0	1.5%	—	—%

Adjusted operating profit	$2,807.7	15.9%	$2,909.2	16.2%

Net earnings attributable to General Mills as reported	$1,221.3	6.9%	$1,824.4	10.2%
Mark-to-market effects, net of tax (b)	56.5	0.3%	(30.5)	(0.2)%
Divestiture (gain), net of tax (c)	—	—%	(36.0)	(0.2)%
Tax item (d)	78.6	0.5%	—	—%
Acquisition integration costs, net of tax (c)	10.4	0.1%	—	—%
Venezuela currency devaluation, net of tax (e)	8.0	—%	57.8	0.4%
Restructuring costs, net of tax (f)	213.1	1.2%	3.6	—%
Project-related costs, net of tax (f)	8.3	—%	—	—%
Intangible asset impairment, net of tax (g)	176.9	1.0%	—	—%

Adjusted net earnings attributable to General Mills	$1,773.1	10.0%	$1,819.3	10.2%

(a)	Net sales less cost of sales.
(b)	See Note 7.
(c)	See Note 5.
(d)	See Note 9.
(e)	See Note 4.
(f)	See Note 6.
(g)	See Note 3.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability:

	Quarter Ended				Fiscal Year Ended
	May 31, 2015		May 25, 2014		May 31, 2015		May 25, 2014
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$344.0	$164.3	$602.5	$203.7	$1,761.9	$586.8	$2,655.0	$883.3
Mark-to-market effects (b)	(8.3)	(3.1)	(5.5)	(2.1)	89.7	33.2	(48.5)	(18.0)
Divestiture (gain) (c)	—	—	(65.5)	(29.5)	—	—	(65.5)	(29.5)
Tax item (d)	—	(78.6)	—	—	—	(78.6)	—	—
Acquisition integration costs (c)	8.4	3.2	—	—	16.0	5.6	—	—
Venezuela currency devaluation (e)	0.8	—	62.2	4.4	8.0	—	62.2	4.4
Restructuring costs (f)	25.1	9.2	0.1	(0.4)	343.5	125.8	3.6	—
Project-related costs (f)	9.7	3.6	—	—	13.2	4.9	—	—
Intangible asset impairment (g)	260.0	83.1	—	—	260.0	83.1	—	—

As adjusted	$639.7	$181.7	$593.8	$176.1	$2,492.3	$760.8	$2,606.8	$840.2

Effective tax rate:
As reported		47.8%		33.8%		33.3%		33.3%
As adjusted		28.4%		29.7%		30.5%		32.2%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 7.
(c)	See Note 5.
(d)	See Note 9.
(e)	See Note 4.
(f)	See Note 6.
(g)	See Note 3.